EXHIBIT (3)(1)(iv)

State of Delaware Secretary of State Divisions of Corporations Delivered 09:30 AM 05/01/2012 FILED 09:30 AM 05/01/2012 SRV 120509710 - 2160417 FILE

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
ATTITUDE DRINKS INCORPORATED

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of Attitude Drinks Incorporated by written consent of its members, filed with the minutes of the Board, adopted a resolution setting forth a proposed amendment of the Certificate of Incorporation of said corporation, as amended and restated (the "Certificate of Incorporation"), declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation shall be amended by changing Article Fourth so that, as amended, Article Fourth shall be and read as follows:

FOURTH: The total authorized capital stock which the Corporation shall have authority to issue is: Five Billion Twenty Million (5,020,000,000) of which stock Five Billion (5,000,000,000) shares of the par value of $.001 each shall be common stock and of which Twenty Million (20,000,000) shares of the par value of $.00l each shall be preferred stock. Further, the board of directors of this Corporation, by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 27th day of April, 2012.

By:	/s/ Roy G. Warren
Name:	Roy G. Warren
Title :	Chief Executive Officer